Exhibit 10.70

                       THIRD AMENDMENT TO PROMISSORY NOTE
                                (LINE OF CREDIT)


     WHEREAS, Obsidian Enterprises, Inc., a Delaware corporation, executed as "Maker", a certain Promissory Note dated January 9, 2002 in favor of Fair Holdings, Inc, an Ohio corporation, (the "Note"), as "Lender", in the principal amount of Three Million and 00/100 Dollars with a Final Maturity Date of January 9, 2005 which was amended by that certain First Amendment To Promissory Note dated January 2, 2003 and further amended by that certain Second Amendment To Promissory Note dated April 1, 2003.

     WHEREAS, Obsidian Enterprises, Inc. and Fair Holdings, Inc. have agreed to a third amendment to the Note so that the principal amount of the Note shall be increased to the sum of Twelve Million and 00/100 Dollars ($12,000,000.00).

     NOW THEREFORE, inconsideration of the recitals set forth above and the covenants, conditions and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties consent and agree as follows:

     1. The principal balance of the Note is hereby increased to Twelve Million and 00/100 Dollars ($12,000,000.00).

     2. The Final Maturity Date is hereby extended from January 9, 2005 to January 1, 2007.

     Except for the amendment to the principal balance and the extension of the due date to January 1, 2007, all other terms and conditions of the Note and all amendments thereto shall remain in full force and effect as if fully stated herein.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to Promissory Note to be executed this 2nd day of February, 2004.


      Obsidian Enterprises, Inc.              Fair Holdings, Inc.


      By: /s/ Terry G. Whitesell              By: /s/ Timothy S. Durham
          -----------------------------           ------------------------------
          Terry G. Whitesell, President           Timothy S. Durham, Chairman